Filed Pursuant to Rule 424(b)(3)
Registration No. 333-31108

PROSPECTUS SUPPLEMENT NO. 1
dated October 15, 2004
to
Reoffer Prospectus dated February 25, 2000

THE CRONOS GROUP

273,750 Shares of Common Stock

     This Prospectus Supplement relates to the reoffer and resale of up to 273,750 shares of our common stock, par value $2.00 per share, that may be acquired upon the exercise of options granted to certain officers of The Cronos Group (the “Company”) under The Cronos Group 1999 Stock Option Plan. This Prospectus Supplement supplements our Reoffer Prospectus dated February 25, 2000 (the “Prospectus”) in order to set forth additional selling shareholders.

     You should read this Prospectus Supplement in connection with the Prospectus. This Prospectus Supplement updates information in the Prospectus and accordingly, to the extent inconsistent, the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     The “Selling Shareholder” section of the Prospectus is hereby supplemented to cover 273,750 common shares to be acquired by certain officers (the “Additional Selling Shareholders”) upon the exercise of options granted to them under The Cronos Group 1999 Stock Option Plan. The Additional Selling Shareholders may resell all, a portion, or none of the relevant shares from time to time.

     The table below sets forth, with respect to each Additional Selling Shareholder, based upon the information available to us as of October 15, 2004: (a) the Additional Selling Shareholder’s relationship with us within the past three years; (b) the number of common shares beneficially owned by the Additional Selling Shareholder prior to this offering; (c) the number of securities which may be offered pursuant to this Prospectus Supplement; and (d) the amount and percentage of our common shares that would be owned by the Additional Selling Shareholder after completion of this offering. Each Additional Selling Shareholder may offer all of these shares of common stock pursuant to the Prospectus and this Prospectus Supplement and any distribution may occur pursuant to the terms described in the “Plan of Distribution” contained in the Prospectus.

			Common Shares	Shares to be Beneficially
			Available to be	Owned Upon Completion of
		Shares Beneficially	Resold	Offering (1)(2)
	Relationship to	Owned Prior to the	Under this
Selling Shareholder	Company	Offering (3)	Prospectus (3)	Number	Percent
John M. Foy	Senior Vice President	91,250	91,250	0	—
Nico Sciacovelli	Senior Vice President	91,250	91,250	0	—
John C. Kirby	Senior Vice President	91,250	91,250	0	—

(1)	In calculating the percentage of total class ownership, the number of outstanding shares used was 7,260,080.

(2)	Assumes that the outstanding options are exercised and all shares offered hereby are sold, that no additional shares will be acquired, and that no shares other than those offered hereby will be sold.

(3)	Includes all shares issuable upon exercise of options that have been granted to the Additional Selling Shareholders through October 15, 2004, regardless of whether these options are currently exercisable.

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